Exhibit 23.1

General Counsel, P.C.
Darian B. Andersen
Attorney and Counselor at Law
1015 Waterwood Parkway, Suite H-1
Edmond, Oklahoma 73034
(405) 330-2235 FAX: (405) 330-2236
dband@buslaw.net

May 4, 2009

Mr. Shahn Andersen
President / CEO
Forward Profit Investing LLC
56 Cambridge Place
Brooklyn, NY 11238

RE:	Opinion of Counsel for Registration Statement on Form S-1 Under the Securities Act of 1933 (the "Registration Statement") of Forward Profit Investing LLC, a New York limited liability company.

Dear Mr. Andersen:

Darian B. Andersen of the Law Offices of General Counsel, P.C, (the "Firm") has acted as special counsel for Forward Profit Investing LLC, a New York limited liability company (the "Company") for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 70,000 units (the "Units") of Forward Contracts for the Company.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1.   Articles of Organization of the Company,  as amended to date;
2.   Operating Agreement, as amended to date;
3.   Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

Darian B. Andersen, the principal of the firm is a licensed attorney in New York.  We do not express any opinion as to the laws of any other jurisdiction other than the Business and General Corporation Law of the State of New York, all applicable provisions of the New York State Constitution and all reported judicial decisions interpreting those laws as well as U.S. Federal Securities Laws. No opinion is expressed herein with respect to the qualification of the Units under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. Based on the following I am of the following opinion:

1.  Forward Profit Investing LLC (the "Company") is a duly and legally organized and existing New York State Limited Liability Company, with its registered statutory office located at 56 Cambridge Place, Brooklyn, NY 11238. The Articles of Organization was submitted to the New York State Division of Corporations on March 19, 2009.  The Company's existence and form is valid and legal pursuant to the statutes of the State of New York.  Based on the Firm's personal review of the records made available to it and inquiry with the New York State Division of Corporations through its web site, the Company's status is shown as "ACTIVE."

2.  The Company is a fully and duly organized New York limited liability company.  All of the ownership interests are in the name of Shahn C. Andersen.

3.  To the best of my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.  By Company resolution, the Company has authorized the sale of 70,000 units of Forward Contracts for this offering.

Based upon the foregoing, I am of the opinion that the Forward Contract units being offered for sale by the Company pursuant to this Registration Statement will be a binding obligation of the Company when sold and agreed to as contemplated by the registration statement.

The Firm hereby consents to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

     Very truly yours,

/s/ Darian B. Andersen